Exhibit 99.1

Rockwell Medical Acquires Hemodialysis Concentrates Business from Evoqua Water Technologies

Adds profitable business that generates approximately $18 million in annual revenue and will add over $3.3 million in annual EBITDA for Rockwell Medical.

Significantly expands Rockwell Medical's geographic footprint, customer base, and product offerings; Adds fully automated manufacturing know-how and capacity.

Rockwell Medical increases its 2023 revenue guidance to between $82.0 million and $86.0 million.

Conference call and webcast will be held today at 8:00 am ET

Wixom, Michigan, July 11, 2023 – Rockwell Medical, Inc. (the "Company") (Nasdaq: RMTI), a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products to dialysis providers worldwide, today announced that the Company acquired the hemodialysis concentrates business from Evoqua Water Technologies ("Evoqua") for $11 million up front in cash plus two milestone payments of $2.5 million each at 12- and 24-months from the closing of the transaction. Rockwell Medical purchased this business through its cash balance. At closing of the transaction, Rockwell Medical had approximately $15.3 million in cash and cash equivalents.

Under the terms of the agreement, Rockwell Medical acquired Evoqua's concentrates business which includes all contracts, all intellectual property, all U.S. Food and Drug Administration 510(k) clearances, and all assets primarily associated with, and related to, Evoqua's concentrates business nationwide including liquid and powder bicarbonate and liquid acid.

Evoqua's operations are fully automated and afford Rockwell the valuable opportunity to manufacture its hemodialysis concentrates products at a lower cost and add significant capacity to the Company's production line. By assuming responsibility for Evoqua’s concentrates customer contracts, Rockwell will further expand its footprint in the United States and assume a larger market share of the already growing hemodialysis concentrates market. Additionally, the Company will now become the leading supplier of liquid bicarbonate products to dialysis centers in the United States.

"We are excited by this acquisition and believe that the transaction is transformative for our business," said Mark Strobeck, Ph.D., President and CEO of Rockwell Medical. "Evoqua's hemodialysis concentrates business is profitable, complementary to Rockwell's business, and immediately accretive to our top and bottom line. Additionally, this transaction enhances Rockwell's presence in the hemodialysis marketplace and offers us technological solutions that will enable us to automate our processes and add significant capacity to our production line. This is the first of many opportunities that we plan to pursue so that we can serve more clinics and in turn, more patients."

Conference Call and Webcast Details

Rockwell Medical will host a live conference call and webcast today at 8:00am ET to discuss this acquisition. A replay will be available online for thirty (30) days.

Date: Tuesday, July 11, 2023

Time: 8:00am ET

Live Number: (888) 210-2212 // (International) 1 (646) 960-0390

Conference Call ID: 9066444

Webcast and Replay: www.RockwellMed.com/Acquisition

About Rockwell Medical

Rockwell Medical, Inc. (Nasdaq: RMTI) is a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products for dialysis providers worldwide. Rockwell Medical's mission is to provide dialysis clinics and the patients they serve with the highest quality products supported by the best customer service in the industry. Rockwell is focused on innovative, long-term growth strategies that enhance its products, its processes, and its people, enabling the Company to deliver exceptional value to the healthcare system and provide a positive impact on the lives of hemodialysis patients. Hemodialysis is the most common form of end-stage kidney disease treatment and is usually performed at freestanding outpatient dialysis centers, at hospital-based outpatient centers, at skilled nursing facilities, or in a patient’s home. Rockwell Medical's products are vital to vulnerable patients with end-stage kidney disease, and the Company is relentless in providing unmatched reliability and customer service. Rockwell Medical is the second largest supplier of acid and bicarbonate concentrates for dialysis patients in the United States and has the vision of becoming the leading global supplier of hemodialysis concentrates. Certified as a Great Place to Work® in 2023, Rockwell Medical is Driven to Deliver Life-Sustaining Dialysis SolutionsTM. For more information, visit www.RockwellMed.com.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as, "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "could," "can," "would," "develop," "plan," "potential," "predict," "forecast," "project," "intend," "look forward to," "remain confident," “are determined,” “are on track,” “are resolute in our vision,” "work to," "drive towards," “focused on,” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. There can be no assurance that Rockwell Medical will: achieve its projected total revenue and gross profit for 2023; achieve projected synergies and associated EBITDA addition; be able to manufacture its concentrates at a lower cost; attain and retain a lager share of the hemodialysis concentrates market; be successful in evaluating and pursuing potential business development opportunities. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Rockwell Medical's SEC filings), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include, but are not limited to those risks more fully discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2022, as such description may be amended or updated in any future reports we file with the SEC. Rockwell Medical expressly disclaims any obligation to update our forward-looking statements, except as may be required by law.

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CONTACT:
Heather R. Hunter

SVP, Chief Corporate Affairs Officer
(248) 432-1362

IR@RockwellMed.com

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